UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            ATSI COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                NEVADA                                74-2849995
     (State or Other Jurisdiction          (IRS Employer Identification No.)
           of Incorporation)

     8600 WURZBACH ROAD, SUITE 700W
           SAN ANTONIO, TEXAS                           78240
(Address of Principal Executive Offices)              (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction  A.(c),  check  the  following  box.
[ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction  A.(d),  check  the  following  box.
[X]

     Securities Act registration statement file number to which this form relates: N/A

     Securities  to be registered pursuant to Section 12(b) of the Exchange Act:
None

     Securities  to be registered pursuant to Section 12(g) of the Exchange Act:

         SERIES H CONVERTIBLE PREFERRED STOCK, $.001 PAR VALUE PER SHARE


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Pursuant to the Certificate of Incorporation of ATSI Communications, Inc. (f/k/a ATSI Merger Corporation and referred to herein as the "Company") the Board of Directors of the Company have adopted the Designations, Preferences, Limitations and Relative Rights of the Series H Convertible Preferred Stock, $.001 par value per share (the "Series H Preferred Stock"), set forth in Exhibit
3.1 attached hereto. The following description should be read in conjunction with, and is qualified in its entirety by reference to, the Certificate of Designations, Preferences, Limitations and Relative Rights.

     General: A total of 16,000,000 shares of Series H Preferred Stock have been authorized for issuance by the Board of Directors. All outstanding shares of the Series H Preferred Stock are fully paid and non-assessable.

      Dividends. Each share of the Series H Preferred Stock is entitled to receive dividends declared upon shares of the Company's Common Stock on a par with the shares of the Company's Common Stock as though the shares of Series H Preferred Stock were converted to shares of the Company's Common Stock at the highest applicable conversion rate in effect on the day before the record date for such dividends.

     Liquidation Preference. Each share of the Series H Preferred Stock is entitled to receive a distribution on liquidation of the Company of $.10 in preference to any distribution to shares of the Company's Common Stock. The shares of the Series H Preferred Stock are not entitled to any other distributions in liquidation or to participate in the distributions to the shares of the Company's Common Stock.

      Redemption. Each share of the Series H Preferred Stock may be redeemed at any time by the Company in exchange for one share of the Company's Common Stock, $.001 par value per share.

     Conversion. Each share of the Series H Preferred Stock may be converted at the option of the holder thereof into one and one-fifth (1.2) share of the Company's Common Stock after being held for one year by such holder and into one and one-half (1.5) share of the Company's Common Stock after being held for two years by such holder, subject to adjustment in the event of splits, reverse splits, combinations, stock dividends and other similar corporate transactions resulting in an increase or decrease in the securities issued by the Company.

     Voting: Except as required by the general corporate laws of the State of Nevada, the Series H Preferred Stock is not entitled to vote on any matters.

     Preemptive Rights: None of the Series H Preferred Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of the Company of any class or any other securities convertible into any class of the Company's shares.

ITEM 2. EXHIBITS.

     The following exhibits are filed as part of this registration statement:

     EXHIBIT NO.                           DESCRIPTION

        4.1       Certificate of Designations, Preferences, Limitations, and Relative Rights
                  of the Series H Preferred Stock, $.001 par value per share.

        4.2       Certificate of Amendment to the Designations, Preferences, Limitations
                  and Relative Rights of the Series H Preferred Stock, $.001 par value per share.


                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              ATSI COMMUNICATIONS, INC.

                                        /s/  Arthur L. Smith
Date:  June 18, 2004          By:
                                   -------------------------------------
                                   Art Smith
                                   President and Chief Executive Officer

     EXHIBIT NO.                           DESCRIPTION
        4.1       Certificate of Designations, Preferences, Limitations, and Relative Rights
                  of the Series H Preferred Stock, $.001 par value per share.

        4.2       Certificate of Amendment to the Designations, Preferences, Limitations
                  and Relative Rights of the Series H Preferred Stock, $.001 par value per share.